Exhibit 4.43

Asset Management Contract of Huatai Securities Asset Management Single Asset Management Plan No. 7 as Part of the Securities Industry’s Support for the Development of Private-owned Enterprises

Asset Management Contract

of

Huatai Securities Asset Management Single Asset Management Plan No. 7

as Part of the Securities Industry’s Support for the Development of Private-owned Enterprises

(Contract No.) CMBSZTGF2019020

Client: Alibaba (China) Technology Co., Ltd.

Manager: Huatai Securities (Shanghai) Asset Management Co., Ltd.

Custodian: China Merchants Bank Co., Ltd. Suzhou Branch

Table of Contents

I.	Preamble	3
II.	Definitions	5
III.	Representations and Undertakings	7
IV.	Parties and Their Rights and Obligations	12
V.	Client Assets	20
VI.	Investment Policies and Changes	29
VII.	Appointment and Change of Investment Manager	34
VIII.	Issuance, Confirmation and Implementation of Fund Transfer Instructions	34
IX.	Trading, Clearing and Settlement and Fund Reconciliation	41
X.	Valuation of Client Assets	43
XI.	Income Accrual and Distribution of Client Assets	51
XII.	Increase and Withdrawal of Client Assets	51
XIII.	Accounting of Client Assets	52
XIV.	Expenses and Taxes of Asset Management Business	52
XV.	Information Disclosure Obligation	55
XVI.	Effectiveness, Alteration and Termination of Asset Management Contract	57
XVII.	Confidentiality	59
XVIII.	Liabilities for Breach	60
XIX.	Governing Law and Dispute Resolution	61
XX.	Notices and Delivery	61
XXI.	Miscellaneous	62
Appendix 1: Notice of Payment of Initial Client Assets (Template)		65
Appendix 2: Transfer Instruction of Manager (Form)		66
Appendix 3: Letter of Authorization for Client’s Transfer Instructions and Related Business		67
Appendix 4: Letter of Authorization for Manager’s Transfer Instructions and Related Business		68
Appendix 5: Notice of Authorization for Custodian’s Business Seal		69
Appendix 6: Risk Disclosure		70
Appendix 7: Instruction Activation Letter		71

I.                    Preamble

In order to regulate the operation of the single asset management business, clarify the rights and obligations of the parties to a single asset management contract, this Contract is made by the client (the “Client”), the asset manager (the “Manager”) and the asset custodian (the “Custodian”) based on the principles of equality, voluntariness and good faith in accordance with the Contract Law of the People’s Republic of China, the Securities Investment Fund Law of the People’s Republic of China, the Guiding Opinions on Regulating the Asset Management Business of Financial Institutions (the “Guiding Opinions”), the Measures for the Administration of the Privately Offered Asset Management Business of Securities and Futures Operators (the “Administrative Measures”), the Provisions on the Administration of Operation of Privately Offered Asset Management Plans of Securities and Futures Operators (the “Administrative Provisions”), the Interim Provisions on the Administration of Operation of the Privately Offered Asset Management Business of Securities and Futures Operators (the “Interim Provisions”) as well as other laws, administrative regulations and relevant rules of the China Securities Regulatory Commission (the “CSRC”).

This Asset Management Contract is entered into based on the principles of equality, voluntariness, good faith, and adequate protection of the legitimate rights and interests of the Parties hereto.

The Client undertakes to participate in this Asset Management Plan in its real capacity and with its own legitimate funds, and warrants that the client funds come from sources in compliance with laws, administrative regulations and regulatory requirements, that the information and materials disclosed or provided by it are true, accurate and complete, that it does not participate in this Plan by pooling any funds from others in violation of laws or using non-owned funds raised through loans or issuance of bonds, and that it has fully read this Contract and the Instructions, and it understands relevant rights, obligations and risks, and will bear investment risks and losses.

The Client undertakes that it is aware of the provisions of the Anti-money Laundering Law of the People’s Republic of China, the Administrative Measures for Financial Institutions’ Reporting of Suspicious Transactions Involving Terrorist Financing, the Measures for the Administration of Financial Institutions’ Reporting of High-Value Transactions and Suspicious Transactions, the Notice of the People’s Bank of China on Strengthening Client Identification for Anti-money Laundering Purposes, as well as other anti-money laundering laws and regulations, and it will strictly comply with such provisions, and not violate any of them; that the funds to be used for investment purposes are not from any income from illegal or criminal activities and the gains thereof; that it will produce true and valid identity card or other identification documents, actively perform anti-money laundering duties and provide cooperation for the identification of beneficial owners and investigation of tax-related information of financial accounts, and will not engage in money laundering or other illegal or criminal activities by way of the asset management business hereunder.

The Manager undertakes to manage and use the Client Assets by adhering to the principles of good faith, prudence and due diligence, but does not guarantee that the Client Assets will definitely generate profit, nor will it guarantee any minimum return.

The Custodian undertakes to perform custody responsibilities by adhering to the principles of good faith, prudence and due diligence and protect the safety of the Client Assets, but does not guarantee that there will be no loss of principal of the Client Assets or the Client Assets will generate any minimum return.

The Manager of this Asset Management Plan shall file with the Asset Management Association of China the establishment, change, renewal, termination and liquidation of this Asset Management Plan in accordance with laws and regulations, and report the same to the relevant local counterpart of the CSRC in accordance with relevant rules.  The acceptance by the Asset Management Association of China of the filing of this Asset Management Plan will not release the Manager from its legal liabilities to truthfully, accurately, completely and promptly disclose the product information of this Asset Management Plan in accordance with relevant rules, nor represent the Asset Management Association of China’s guarantee and judgment as to the compliance, investment value and investment risks of this Asset Management Plan or indicate that investing in this Asset Management Plan involves no risks.  Investors shall evaluate by themselves the investment risks associated with the products of this Asset Management Plan and bear possible losses arising from their investment activities.

II.               Definitions

Unless otherwise required in the context, the following terms in this Contract shall have meanings as below:

1.                           Client: Alibaba (China) Technology Co., Ltd.

2.                           Manager: Huatai Securities (Shanghai) Asset Management Co., Ltd.

3.                           Custodian: China Merchants Bank Co., Ltd. Suzhou Branch

4.                           This Contract: the Asset Management Contract of Huatai Securities Asset Management Single Asset Management Plan No. 7 as Part of the Securities Industry’s Support for the Development of Private-owned Enterprises (No.: CMBSZTGF2019020) and its appendices entered into by the Client, the Manager and the Custodian (hereinafter collectively referred to as the “Single Asset Management Contract”), as well as any valid amendments to such contract and its appendixes.

5.                           Client Assets: the RMB-denominated cash assets and the gains and losses thereof as the subject matter of this Contract, of which the Client has ownership or legal right of disposition, and which are managed by the Manager as mandated by the Client and held in custody by the Custodian.

6.                           Custody Account: the bank account opened by the Custodian for the Client Assets in accordance with relevant rules for the exclusive purpose of safekeeping of the Client Assets and clearing and settlement, which shall serve as the sole account corresponding to the ledgers of the Securities Fund Account of the Client, with the corresponding relationship to be established with the Securities Fund Account in relation to third-party depository services by executing a tripartite agreement on third-party depository services.

7.                           Current Laws: the laws, regulations and rules of the PRC, as well as mandatory rules of any governmental authority, judicial authority or stock exchange of competent jurisdiction, in each case currently in effect.

8.                           Day: any calendar day during the term of this Plan.

9.                           Working Day: any trading day at the Shanghai Stock Exchange or Shenzhen Stock Exchange.

10.                    Share of Client Assets: RMB1.00 as a share of the Client Assets, with the unit of share to be accurate to 0.01 share.

11.                    Net Value of Client Assets: the total value of the Client Assets minus liabilities.

12.                    Unit Net Value of Client Assets: the ratio of the Net Value of the Client Assets to the Shares of the Client Assets.  The Unit Net Value of Client Assets shall be accurate to RMB0.0001 and rounded to five decimal places.

13.                    Special Securities Account:  the special securities account opened by the Manager for the Client Assets with the Shanghai or Shenzhen branch of China Securities Depository and Clearing Corporation Limited (“CSDC”) in accordance with the Administrative Measures and the Implementation Rules.

14.                    Securities Transaction Settlement Fund Account (the “Securities Fund Account”): the securities fund account opened by the Manager with the securities company for the exclusive purpose of securities transactions by using the Client Assets, with any fund transfer from or to such account to be made by way of bank-securities account transfer as instructed by the Manager.

15.                    Securities Company Settlement Mode: the completion of fund settlement for all securities transactions of the Client, including the single asset management of the securities company, through the client settlement reserve account opened by the securities company with CSDC.

III.          Representations and Undertakings

(I) Representations and Warranties of the Client

1.                  The Client has the legal qualification for participating in the single asset management business, and is not prohibited or restricted from participating in the single asset management business under laws, administrative regulations and relevant rules of the CSRC;

2.                  The Client warrants that it will participate in the single asset management business in its real capacity, that all information and materials provided by it to the Manager and the Custodian are true, accurate, complete and lawful, and that in the case of any material change of such information and materials, it will promptly inform the Manager and the Custodian thereof in writing;

3.                  The Client warrants that the Client Assets are its self-owned funds, from legitimate sources and used for legitimate purposes;

4.                  The Client undertakes that it will comply with the Anti-money Laundering Law of the People’s Republic of China and other anti-money laundering laws and regulations, and that the funds to be used for the purpose of its participation in the single asset management business are not from any income from illegal or criminal activities and the gains thereof.  In order to carry out such business, the Client undertakes to produce true and valid identity card or other identification documents, actively cooperate with the Custodian to perform anti-money laundering duties, and provide cooperation for the identification of information of beneficial owners, and not to engage in money laundering or other illegal or criminal activities by way of such business;

5.                  The Client’s execution and performance of this Contract represent its true intentions, have been legally and validly authorized in accordance with its articles of association or other internal governance documents, and will not violate any contract or other legal document binding upon it; the Client has obtained all relevant approvals, licenses, filings or registrations necessary for the execution and performance of this Contract;

6.                  The Client has carefully listened to the detailed explanations given by the special personnel designated by the Manager of relevant business rules and this Contract, fully understood this Contract, clearly knows the market risks, management risks, liquidity risks and other risks involved in any investment of the Client Assets as well as the characteristics of portfolio risks and returns, executed the risk disclosure prepared by the Manager and undertaken to bear risks and losses on its own;

7.                  The Client acknowledges that the Manager and the Custodian do not make any undertaking or provide any guarantee as to the returns on the Client Assets;

8.                  The Client is not a director, supervisor or practitioner of the Manager or the spouse thereof;

9.                  The Client designates the Securities Company Settlement Mode to be adopted for the conduct of the single asset management business with the Manager and the Custodian.  Upon receipt of sufficient reminder from the Custodian, the Client has been informed and acknowledged that:

In the case of adoption of the Securities Company Settlement Mode for the conduct of the special asset management business, the fund settlement in respect of investment of the Client Assets in securities market shall be handled by the Manager by means of the Securities Company Settlement Mode, the securities transaction settlement fund (security deposit) of the Client shall not be kept in the Custody Account, and its securities assets in custody shall be deposited in the Special Securities Account of the Client and used by the Manager.  The Custodian shall only be responsible for safekeeping of the cash assets in the Custody Account and fund settlement in the name of the Custody Account.  The safekeeping responsibilities of the Custodian shall not include the safekeeping of the securities transaction settlement funds and securities assets of the Client.  The Custodian shall not be liable for any loss of the Client Assets arising from improper safekeeping by the Manager of the securities transaction settlement funds or securities assets of the Client.

Since the securities transaction settlement funds of the Client is under the control of the Manager, and the Manager is responsible for safekeeping of the same by means of the Securities Company Settlement Mode, the Custodian shall not be liable for any misappropriation by the Manager of the securities transaction settlement funds of the Client.

Except for the Securities Transaction Settlement Fund Account, the Manager shall not open any separate securities transaction settlement fund account for this Asset Management Plan, and the sole third-party depository relationship shall be established between such account and the Custodian Account.

Under the Securities Company Settlement Mode, in the case of investment in securities transactions and collection and payment of securities transaction settlement funds by the Manager, the Custodian may only check such investment, collection and payment through the data sent by the Manager to the Custodian after the completion thereof, therefore the Custodian’s supervision of investment activities of the Manager is ex-post in nature.  If the data sent by the Manager to the Custodian is not consistent with that of the real transactions, the Custodian will not identify any investment by the Manager in violation of regulations during its ex-post supervision.  The Custodian shall be released from any liability for the non-fulfilment of its ex-post supervision responsibilities as a result of the untruthfulness of the data sent by the Manager.

10.           The Client acknowledges that in the case of termination of this Plan (including expiration or early termination), the Client Assets might be unable to be realized in full, in which case the Client shall have the right to request the Manager to refund the Client Assets on an “as is” basis after deduction of costs and liabilities required to be borne by the Client Assets; the Client may also opt to extend the management period until the completion of liquidation of all assets, and the Manager will realize the Client Assets immediately after the non-cash assets are realizable.

If the Client requests the Manager to refund the Client Assets on an “as is” basis, the Manager shall refund the Client Assets to the Client on an “as is” basis, i.e.

delivering the non-cash assets to the Client, or assist the Client to issue a written notice of transfer of contractual rights or property rights and interests, and the Manager shall assist with the relevant property transfer formalities upon the request of the Client.

If the Manager conducts a secondary round or more rounds of clearing of the securities which fail to be liquidated, relevant clearing plan shall be formulated and submitted to the Client and the Custodian for approval.  The Manager shall, pursuant to the plan, conducts a secondary round of clearing of such securities after they become liquidated, and distribute the realized assets to the Client in a monetary form after deduction of relevant taxes and fees.

(II) Representations and Undertakings of the Manager

1.                  The Manager is a securities business operator duly established and approved by the CSRC, with the qualification for engaging in the client asset management business;

2.                  The Manager warrants that it will comply with laws, administrative regulations and relevant rules of the CSRC, and abide by the principles of equality and fairness; that it will adhere to fair trading practices, avoid conflict of interest, prohibit tunneling of interests and protect the legitimate rights and interests of the Client;

3.                  The Manager has been aware of the identity of the Client and sources of the Client Assets in accordance with relevant rules, designated special personnel to disclose its business qualifications and explain relevant business rules and the content of this Contract to the Client, reminded the Client to read and execute the risk disclosure, and fully assessed the financial conditions of the Client by understanding the Client’s risk appetite, risk awareness and tolerance;

4.                  The Manager warrants that the materials and information provided by it are true, accurate, complete and lawful;

5.                  The Manager represents that it does not make any undertaking in any manner that the Client will not suffer principal loss, or will receive minimum return;

6.                  If any of the Manager’s shareholders or other natural person, legal person or organization affiliated with the Manager becomes a client of the single asset management business of the Manager, the Manager shall monitor the accounts of such client in accordance with its relevant internal rules, and keep its identity, contract number, net value of client assets, management period, cumulative rate of return and other information on a centralized basis;

7.                  The Manager’s execution and performance of this Contract represent its true intentions, have been legally and validly authorized in accordance with its articles of association or other internal governance documents, and will not violate any contract or other legal document binding upon it; the Manager has obtained all relevant approvals, licenses, filings or registrations necessary for the execution and performance of this Contract;

8.                  The Manager represents that it will not engage in any illegal or unfair transactions or tunneling of interests, use of nonpublic information for trading purpose, insider trading, market manipulation, money laundering, commercial bribery or impairment of legitimate rights and interests of any third party by way of this Plan, and will not invest the funds under this Plan, directly or indirectly, in any project in violation of national industry policies or environmental protection policies (other than investment in securities market), including, without limitation: (a) any investment project listed in the catalogue of eliminated industries newly issued by the National Development and Reform Commission; (b) any investment project in violation of the requirements of national environmental protection policies; (c) upon looking-through inspection, any of the foregoing investment projects becoming the ultimate investment target of this Plan.

(III) Representations and Warranties of the Custodian

1.                  The Custodian has the legal qualification for engaging in the asset custody business;

2.                  The Custodian undertakes to perform responsibilities such as safekeeping of the Client Assets of the Client, handling of collection and payment of funds and supervision of investments by the Manager in good faith, prudently and diligently;

3.                  The Custodian warrants that the financial data and reports provided by it hereunder are true, accurate, complete and lawful.  If such data or report is prepared in reliance upon any data from the Manager, the Client or a third party, the Custodian warrants that such preparation is complete, true and lawful, without any material omission or misleading information.

IV.           Parties and Their Rights and Obligations

(I) Client

Company Name: Alibaba (China) Technology Co., Ltd.

Domicile: 5/F, Building 3, 969 West Wen Yi Road, Yu Hang District, Hangzhou, Zhejiang

Postal Code: 311121

Legal Representative: DAI Shan

Telephone:

1.                 Rights of the Client

(1)            To deliver the Client Assets and receive the returns on the Client Assets and any assets remaining after liquidation, including, without limitation, interest and investment returns, in accordance with this Contract;

(2)             To make inquiries about the asset allocation, risk conditions, risk management, value change, trading records and other information relating to the Client Assets, and supervise the management and custody of the Client Assets;

(3)             To receive business reports from the Manager relating to single asset management and business reports from the Custodian relating to asset custody at such time and in such manner as specified in this Contract;

(4)             The Client hereby acknowledges that the Manager shall have the right to exercise the rights in the securities held under the Asset Management Plan;

(5)             Other rights stipulated in relevant laws, administrative regulations, by the CSRC and in this Contract.

2.                  Obligations of the Client

(1)             To promptly inform the Manager and the Custodian in the case of any change to any material or information provided by it to the Manager or the Custodian;

(2)             To deliver the Client Assets to the Manager and the Custodian promptly and in full;

(3)             To assist the Manager with the completion of opening, use, conversion and cancellation of the Special Securities Account, and not to lease, lend, transfer or otherwise offer for use by others the Special Securities Account;

(4)             To authorize and assist the Custodian to complete the opening, use, conversion and cancellation of the Custody Account, and not to transfer or pledge, lease, lend or otherwise offer for use by others such account and the Client Assets; not to change the specimen seal for the Custody Account, cancel the account, transfer the funds in, or withdraw cash from, the account or change the password for bank-securities account transfer without authorization;

(5)             To bear relevant taxes and fees, pay carried interest (if any) and other costs payable as a result of the operation of the Client Assets in accordance with laws, administrative regulations, rules of the CSRC and this Contract;

(6)             To promptly, completely and accurately inform the Manager of its investment objectives, investment appetite, investment restrictions, risk tolerance and other basic information, keep trade secrets, and not to divulge the investment plans and investment focus of the Client Assets;

(7)             In the case of any investment by the Manager approved by the Client, if the results of investment operation of the Client Assets cannot meet the expected objectives, the Client undertakes to bear the loss from non-recoverability of the Client Assets upon maturity;

(8)             To bear the investment risks of the Client Assets on its own; if any investment-related obligor, including payment obligor or guarantor, fails to make prompt payment as agreed, commit any other breach or any risk event occurs on its part, the Manager may submit to the Client a proposal for handling of such failure, breach or risk event, and the Client shall provide explicit feedback to the Manager in writing.  After the Client has given its feedback and confirmed a specific plan for handling of the same, the Manager shall act in accordance with such plan.  All risks, costs, losses and consequences arising from such handling shall be borne by the Client Assets and the Client.  If the Client Assets are insufficient to cover the costs of such handling, the Manager shall have the right to implement the plan after the Client delivers additional Client Assets or the Client Assets become sufficient to cover relevant costs;

(9)             To facilitate prompt transfer, the Client shall transfer to the Custody Account the full amount of the Client Assets by 12:00 on the date of transfer, otherwise any loss resulting from delayed transfer shall be borne by the Client, and the Manager shall not be liable therefor;

(10)     To promptly perform announcement, reporting, tender offer or other obligations provided for in laws, administrative regulations and the rules of the CSRC if it falls under any circumstances requiring the performance of such obligations;

(11)     Other obligations stipulated in laws, administrative regulations, by the CSRC and in this Contract.

(II) Manager

Name: Huatai Securities (Shanghai) Asset Management Co., Ltd.

Domicile: 21/F, 18 Dongfang Road, China (Shanghai) Pilot Free Trade Zone

Business Address: Huatai Securities Building, 228 Jiangdong Middle Road, Jianye District, Nanjing, Jiangsu

Postal Code: 210000

Legal Representative: CUI Chun

Corporate Form: Limited liability company

Registered Capital: RMB2,600,000,000

Term of Operation: Continuous operation

Contact Person:

Telephone:

1. Rights of the Manager

(1)             To carry out investment operation and management of the Client Assets in accordance with this Contract as of the date of effectiveness of this Contract;

(2)             To receive carried interest (if any) and other fees in accordance with this Contract;

(3)             To request the Client to provide information and materials relating to its identity, financial and income conditions, securities investment experience, and risk awareness and tolerance and investment appetite;

(4)             To supervise the Custodian in accordance with this Contract and other relevant rules, take prompt measures to halt any violation by the Custodian of this Contract, laws or regulations which has resulted in material loss to the Client Assets and the interests of other relevant parties, and also notify the Client and report to the CSRC and the Asset Management Association of China;

(5)             The Client has acknowledged herein that the Manager shall have the right to exercise the rights in the securities held under the Asset Management Plan;

(6)             If the Manager identifies any funds of the Client from a source in violation of relevant anti-money laundering rules of the People’s Bank of China, the Manager shall have the right to refuse to provide services to the Client and opt to terminate this Contract;

(7)             If the Client loses its qualification or is otherwise unable to exercise its rights and perform its obligations hereunder due to suspension of business, dissolution, cancellation, bankruptcy or otherwise, the Client hereby irrevocably authorizes the Manager to manage and dispose of the Client Assets pursuant to the principle of due diligence;

(8)             In the case of termination upon maturity or early termination of all assets invested in under this Plan, the Client shall have the right to request the Manager to terminate this Plan early;

(9)             Other rights stipulated in relevant laws, administrative regulations, by the CSRC and in this Contract.

2. Obligations of the Manager

(1)             To be responsible for safekeeping the securities assets in the Client Assets and the funds in the Securities Fund Account;

(2)             To ensure that this Asset Management Plan complies with laws, regulations and regulatory rules, and be responsible for completing the filing of this Contract and other formalities required by regulatory authorities;

(3)             To open, use, cancel and convert the Special Securities Account for the Client Assets and open, use and cancel any account for trading of non-stock-exchange traded products on behalf of the Client in accordance with relevant rules;

(4)             To manage and utilize the Client Assets on its own initiative in good faith, prudently and diligently as of the date of effectiveness of this Contract; the Manager shall be responsible for careful selection of investment targets, formulation of investment strategies, and due diligence on investment targets;

(5)             To put in place sufficient personnel with professional capabilities to carry out investment analysis and decision making, and manage and operate the Client Assets in a professional operation manner;

(6)             To complete the clearing of the Client Assets on the stock exchange, and deliver to the Custodian the data and fund reconciliation statement relating to the Client Assets;

(7)             To establish business ledgers for each client, conduct accounting in accordance with the Guidelines on the Accounting of Securities Investment Funds, conduct regular reconciliation with the Custodian, and promptly and accurately complete the clearing and settlement of the Client Assets;

(8)             To provide the Client with reconciliation statements, management reports and other materials at such time and in such manner as specified in this Contract, specifying the allocation, risk exposure, risk management, value change, trading record and other information of the Client Assets during the reporting period;

(9)             To inform the Client ahead of, or as soon as practicable after, the occurrence of any material matter that may affect the interests of the Client;

(10)      To provide the Client with the service of inquiry about the operation of the Client Assets at such time and in such manner as specified in this Contract;

(11)      To establish sound internal risk control, supervision and audit, financial management, personnel management and other systems, ensure the segregation of the Client Assets managed by it and its own assets and the segregation of the client assets of different clients, and carry out separate management, book keeping and investment for different property managed by it;

(12)      Not to use the Client Assets for the purpose of seeking benefits for the Manager and any third party except in compliance with laws, this Contract and other relevant rules, and not to engage a third person to operate the Client Assets without the prior written consent of the Client;

(13)      To be subject to the supervision by the Client and the Custodian in accordance with laws, regulations and this Contract;

(14)      To prepare investment reports in accordance with the Guiding Opinions, the Administrative Measures, the Administrative Provisions and this Contract to specify the investment operation of the Client Assets during the reporting period;

(15)      To keep trade secrets, and not to divulge the investment plans and investment focus of the Client Assets;

(16)      To keep all accounting materials relating to the management of the Client Assets, contracts for single asset management activities, information of the Client, trading records and other documents, materials and data in accordance with laws and regulations;

(17)      To fairly treat different properties managed by it and not to engage in any activities detrimental to the Client Assets and the interests of other relevant parties;

(18)      To promptly refund to the Client the assets remaining after the liquidation of the Client Assets or the Client Assets on an “as is” basis upon termination of this Contract;

(19)      To provide the information and materials of the Client upon the request of the Custodian, including, without limitation, information on sources and purposes of the funds and materials supporting that the Client is a qualified investor, and ensure that the information and materials so provided are true, accurate, complete and lawful, without any material omission or misleading information, and ensure that the information and materials of the Client satisfy the requirements of the Custodian;

(20)     Other obligations stipulated in laws, administrative regulations, by the CSRC and in this Contract.

(III) Custodian

Name: China Merchants Bank Co., Ltd. Suzhou Branch

Business Address: China Merchants Bank Building, 36 Wansheng Street, Suzhou Industrial Park

Person-in-charge:

Telephone:

1. Rights of the Custodian

(1)            To conduct custody of the cash in the Custody Account of the Client;

(2)             To receive asset custody fees in time and in full as agreed in this Contract, provide services and receive custody fees in accordance with this Contract and supplementary agreements;

(3)             To supervise the operation of investment of the Client Assets by the Manager in accordance with this Contract, laws and regulations, and request the Manager to rectify any investment by the Manager in violation of this Contract or relevant laws and regulations immediately after it becomes aware of the same; if the Manager fails to make rectification or such investment results in the loss of the Client Assets of the Client, the Custodian shall promptly report to relevant regulatory authorities;

(4)             To promptly obtain data and fund reconciliation statements relating to the Client Assets from the Manager;

(5)             Other rights stipulated in relevant laws, administrative regulations, by the CSRC and in this Contract.

2. Obligations of the Custodian

(1)             To conduct custody of the cash of the Client in the Custody Account, safe-keep the Client Assets and complete the collection and payment of funds in accordance with this Contract, and not to use or dispose of the Client Assets without authorization except in compliance with laws, administrative regulations, relevant rules of the CSRC or this Contract, provided that the Custodian shall not be responsible for safekeeping other assets in any account beyond the actual control of the Custodian;

(2)             To take appropriate and reasonable measures to supervise the investment activities of the Manager in accordance with laws, regulations and this Contract, and request the Manager to rectify any violation by the Manager of laws, administrative regulations, other relevant rules and this Contract immediately after it becomes aware of such violation; if the Manager fails to make rectification or such violation results in the loss of the Client Assets of the Client, the Manager shall have the right to report to regulatory authorities;

(3)             To establish a special asset custody department with premises satisfying relevant requirements and sufficient, qualified and dedicated personnel familiar with the asset custody business to be responsible for the custody of the Client Assets;

(4)             To open the Custody Account for the Client Assets in accordance with relevant rules, set up separate accounts for different properties held in custody by it and ensure the integrity and independence of the Custody Account;

(5)             To promptly complete the transfer of funds pursuant to the fund transfer instructions of the Manager in accordance with this Contract; regularly check the assets of the asset management business; establish the mechanism of reconciliation with the Manager; review and examine the net value of the assets under the Asset Management Plan and participation or exit price of the Asset Management Plan as calculated by the Manager;

(6)             To properly keep contracts, agreements, trading records, accounting books and other documents, materials and data relating to the custody business for this Plan for at least twenty years from the date of termination of the Asset Management Plan;

(7)             To provide the Client with service of inquiry about the operation of the Client Assets at such time and in such manner as specified in this Contract;

(8)             To prepare the annual custody report for the Client Assets and review information disclosure relating to the custody business for the Asset Management Plan upon the request of the Manager;

(9)             Not to use the Client Assets for the purpose of seeking benefits for the Custodian and any third person except in compliance with laws, this Contract and other relevant rules, and not to engage a third person to conduct custody of the Client Assets without the prior written consent of the Client;

(10)      To fairly treat different properties held in custody by it and not to engage in any activities detrimental to the Client Assets and the interests of other relevant parties;

(11)      To issue review opinions on the annual report of the Asset Management Plan;

(12)      To assume confidentiality responsibilities in respect of the investment information and relevant materials of the Asset Management Plan and not to provide relevant information and materials to any entity or person except in accordance with laws, administrative regulations, rules, audit requirements or contracts;

(13)      Other obligations stipulated in laws, administrative regulations, by the CSRC and in this Contract.

V.                Client Assets

(I) Types, Amount, Date of Delivery, Method of Delivery, Management Period, Risk and Return Characteristics and Suitable Target Buyers of the Client Assets

1.                  Client Assets of the Client

This Plan shall be operated in a closed-end mode as of the date of start of operation of the Client Assets, and the Client shall pay the Client Assets in a lump sum, i.e. at least RMB2,800,000,000, by March 22, 2019.  The specific amount to be paid shall be set forth in the Notice of Payment of Initial Client Assets in the form attached hereto as Appendix 1.

2.                  Time and Method of Delivery

The Client shall promptly transfer the initial Client Assets (cash) in full to the Custody Account opened by the Custodian for the Client Assets.

3.                  Management Period

After the Client has transferred the initial Client Assets to the Custody Account, the Manager shall send the Notice of Payment of Initial Client Assets by fax or email to the Client (email:                                                   ; fax:                        ; telephone:                        ) and the Custodian (email:                                                   ; fax:

                        ).  The Client and the Custodian shall send to the Manager an acknowledgement of receipt on the same day of their receipt of such notice.  The date of establishment of this Plan shall be specified in the Notice of Payment of Initial Client Assets and confirmed in such receipts.

Management Period: The management period of this Plan shall be ten years commencing from the date of establishment of this Plan.  This Plan may be terminated early upon the request of the Client; this Plan may be extended by mutual agreement of the Parties.

Upon maturity or early termination of all assets invested in under this Plan, the Client shall have the right to request the Manager to terminate this Plan.  If this Contract shall be terminated upon occurrence of any circumstance provided for in laws, regulations or this Contract, the Client, the Manager and the Custodian may also terminate this Contract through consultation in writing.

4.                  Risk and Return Characteristics and Suitable Target Buyers of this Plan

This Plan involves a high level of risks, suitable for aggressive ordinary investors and professional investors as indicated in risk assessment results.

Except as stated above, the Client may not invest non-owned funds raised through loans or issuance of bonds in asset management products.

In the case of issuance of any new provisions of laws, regulations or regulatory authorities regarding qualified investors in future, such new provisions shall apply to this Plan.

(II) Safekeeping, Management and Disposition of the Client Assets

1.                  The Client Assets shall be independent of the owned property and other client property of the Manager and the Custodian, and kept by the Custodian.  The Manager and the Custodian shall not include the Client Assets into their own property or co-mingle them with other client property.  The Manager and the Custodian shall ensure the integrity and independence of the Client Assets within the scope of their respective responsibilities.

2.                  Any property and gains obtained by the Manager as a result from the management, use or other disposition of the Client Assets shall be included in the

Client Assets.

3.                  The Manager and the Custodian may charge management fees, carried interest (if any), custody fees and other fees specified herein in accordance with this Contract.

4.                  If the Manager or the Custodian is liquidated due to dissolution, cancellation or declaration of its bankruptcy in accordance with law, the Client Assets shall not be included as part of its liquidation property.

5.                  In the case of pledge of the Client Assets, the Custodian shall notify the Manager immediately and no later than the same day when it becomes aware of creation of such pledge.

6.                  If a competent authority freezes, forces the transfer of or take other compulsory measures against the Client Assets, the Custodian shall inform the Manager and the Client promptly after it becomes aware thereof, subject to compliance with laws, regulations or confidentiality requirements of the competent authority.

7.                  The original evidence of trading records resulting from the Manager’s operation of the Client Assets through an account shall be kept by the Manager, and the Custodian shall keep the photocopies of such record evidence provided by the Manager or other relevant entities.

(III) Opening and Management of Accounts Relating to the Custody Accounts

1.                  The account from which the Client transfers the Client Assets or additional Client Assets and the account into which the Client withdraws and transfers the Client Assets must be the same account opened in the name of the Client (the “Client Account”).  If such accounts are not the same account under any special circumstance, the Client shall issue a written statement in compliance with relevant laws and regulations.  The details of the Client Account are as follows:

Account Name: Alibaba (China) Technology Co., Ltd.

Account No.:

Bank:

CNAPS Code:

2.                 Other Accounts:

(1) Custody Account

The Custody Account shall be the bank account opened by the Custodian for the Client Assets for the exclusive purpose of clearing and settlement.  The Client and the Manager shall provide necessary cooperation and required materials during the opening of the account.  The name of the Custody Account shall be “Huatai Securities Asset Management Single Asset Management Plan No. 7 as Part of the Securities Industry’s Support for the Development of Private-owned Enterprises”, with the specific name to be the same as that of the account actually opened and the specimen seal to be the seal of the Custodian.  The date of payment to be made from the Custody Account shall be determined by the bank with which such account is opened in accordance with the specific requirements of the Measures for the Administration of RMB Bank Settlement Accounts of the People’s Republic of China.  The Client and the Manager shall warrant the truthfulness and validity of materials provided for the purpose of account opening, and in the case of any modification of relevant materials, provide the modified materials to the Custodian.  The interest accrued on the Custody Account shall belong to this Plan.

During the management period, the funds in the Custody Account of the Client Assets shall only be transferred and used in accordance with this Contract.  Except with the written consent of the Manager and the Custodian, or unless provided for in this Contract, the Client shall not change the specimen seal for the Custody Account, cancel the Custody Account, or transfer the funds in or withdraw cash from the Custody Account without authorization and in violation of this Contract.  The Manager and the Custodian shall not be liable for any loss arising from any violation by the Client of the foregoing provisions.

The Client agrees that the Custodian shall be solely responsible for managing and using this account, and that, after the establishment of the bank-securities account transfer relationship with the Securities Fund Account as required by the Custodian, the Client shall inform the Custodian in writing of the password for bank-securities account transfer in order for the Custodian to complete, pursuant to the instructions of the Manager, fund transfer between this account and the Securities Fund Account, delivery of the Client Assets, transfer of funds of over-the-counter trading, payment of management fees, custody fees, carried interest of the Manager and other reasonable fees, payment of the Client Assets remaining upon maturity and other compliant fund transfers.  The Custodian shall be responsible for safekeeping the written authorizations and documentary evidence necessary for account management, and using such documents within the scope of management of the Client Assets.

Upon the opening of the Custody Account of the Client Assets and the Securities Fund Account, the sole corresponding third-party depository relationship shall be established based on the Securities Company Settlement Mode.  Such relationship may not be changed once established, and if required to be changed, a new corresponding relationship shall be established based on the Securities Company Settlement Mode upon initiation by the Client and written confirmation by the Manager and the Custodian.  The Client and the Manager undertake that the Securities Fund Account shall be the master fund account, and no ancillary fund account shall be opened; no bank accounts other than the Custody Account shall be separately opened for the Securities Fund Account.  The details of the Custody Account are as follows:

Account Name: Huatai Securities Asset Management Single Asset Management Plan No. 7 as Part of the Securities Industry’s Support for the Development of Private-owned Enterprises

Account No.:

Bank:

CNAPS Code:

(2) Securities Transaction Fund Account

The Manager shall be responsible for opening the Securities Transaction Fund Account, which account shall be solely used for clearing of funds for the trading of the Client Assets on the Shanghai Stock Exchange and the Shenzhen Stock Exchange; an exclusive corresponding relationship shall be established between this account and the Custody Account, with the latter to be the payee account, and shall not be changed unless with the written consent of the Custodian; the password for withdrawal of funds from the Securities Transaction Fund Account shall be handed over by the Manager to the Custodian for use by the latter; any fund transfer between the Securities Transaction Fund Account and the Custody Account shall only be completed through a third-party depository platform.

(3) Opening and Management of Time Deposit (Including Negotiated Deposit) Account (if any)

The specimen seal for the account of time deposit (including negotiated deposit) shall be the same as that for the Custody Account.  The negotiated deposit or time deposit agreement shall explicitly set forth that the deposit principal and interest shall be transferred back to the Custody Account when they fall due, and the negotiated deposit or time deposit agreement shall be reviewed by the Custodian.  The original deposit certificate shall be kept by the Custodian.  The procedures for handling time deposit (including negotiated deposit) shall be as set forth in the negotiated deposit or time deposit agreement.  Such agreement must contain the following express terms: ‘deposit certificate shall not be pledged, or mortgaged in any way, nor shall it be transferred or endorsed; all amounts repaid at maturity of principal and interest or withdrawn early must be transferred to the special custody account (account name, bank and account number shall be specified), and not be transferred to any other account’.  If no such terms are reflected in the time deposit agreement, the Custodian shall have the right to refuse to execute any transfer instruction relating to investment of time deposit.

(4) Opening of Inter-bank Market Account (if any)

If the Client Assets are directly used for trading and settlement of bonds, the Manager and the Custodian shall apply to National Interbank Funding Center (“NIBFC”) and China Central Depository & Clearing Co., Ltd. (“CCDC”) or Inter-bank Market Clearing House Co., Ltd. (“Shanghai Clearing House”) respectively for completion of bond trading networking formalities and opening of a bond custody account on behalf of the Client Assets.  The Manager shall be responsible for bond trading on inter-bank markets, and the Custodian shall be responsible for inter-bank bond delivery and fund transfer.

The Client Assets may also be used for trading and settlement of bonds through a settlement agent.  The Manager shall enter into a bond settlement agent agreement with the Custodian and the settlement agent, whereby the settlement agent shall apply to CCDC for opening of a bond custody account and be responsible for trading of the Client Assets and delivery of bonds as mandated by the Manager, and the Custodian shall be responsible for fund transfer.

(5) Special Fund Account (if any)

If the Client Assets are used to subscribe for monetary funds or bond funds, the Manager shall open a special fund account to carry out investment of the Client Assets in funds.  If the Manager opens a special fund account for the Client Assets, it shall designate the Custody Account to be the account designated for collection and payment of trading funds in the subscription and redemption of monetary funds and bond funds.  Unless there is any change to the Custody Account and the prior consent of the Custodian is obtained, the Manager shall not change the designated account for collection and payment of transaction funds for the purpose of fund investment.

(6) Special Securities Account (if any)

The Manager shall be responsible for opening the Special Securities Account within five Working Days from the establishment of the Single Asset Management Plan for the purpose of buying or selling the trading products of a stock exchange.  The name of the securities account or futures account of the Single Asset Management Plan shall be “manager name-investor name-name of asset management plan” (with the specific account name to be the same as the actual name).

The Special Securities Account shall only be used for the purpose of the single asset management business and by the Manager, and no transfer or re-designation of custody shall be carried out in respect of such account, unless otherwise required by the CSRC.  The Client and the Manager shall not lease, lend or transfer the Special Securities Account or otherwise offer it for use by others.

The Manager shall file the Special Securities Account with the appropriate stock exchange within three Working Days from the opening of such account.

(9) Other Accounts Required for Asset Transaction, Settlement and Custody

Any other account required for the trading, settlement and custody of the Client Assets shall be opened in accordance with relevant laws and regulations, this Contract or market practices.

(10) Filing and Management of Accounts

The Manager and the Custodian shall file with the Client the photocopies of return receipts for the opening of all accounts opened for the purpose of implementation of this Asset Management Plan, including, without limitation, the securities account, the Custody Account, and the fund account, within three Working Days from the opening of such accounts.

The names of all accounts opened for the purpose of implementation of this Asset Management Plan shall at least include the name of the Client.  If the system of the account opening institution does not support the use of such name or any latest rules are released by regulatory authorities, the account name supported by such system or approved in accordance with such latest rules shall prevail.

For all transactions carried out for the purpose of implementation of this Asset Management Plan, the account from which funds are transferred shall be the same account into which inbound payments are transferred.

The Client shall have the right to request to inspect the original trading information of all accounts (including, without limitation, the securities account, the Custody Account and the fund account), except for trading passwords, such as return receipts for account opening, trading logs and original evidence of trading records, and the Manager and the Custodian shall provide cooperation in order for such requests of the Client to be satisfied.

(IV) Payment of the Client Assets in Installments

The Client Assets under this Single Asset Management Plan shall be paid in a lump sum, instead of in installments.

(V) Withdrawal of Shares of the Client Assets

This Single Asset Management Plan shall be operated in a closed-end mode, and no application for withdrawal of any share of the Client Assets shall be accepted except in the case of liquidation distribution as a result of termination or other circumstances.

(VI) Period and Method of Liquidation and Refund of Assets upon Expiration of the Management Period

1.                 The Manager shall begin to organize the liquidation of the Client Assets under this Plan, and prepare and submit to the Client and the Custodian a report of liquidation of the Client Assets within five Working Days from the date of occurrence of termination event of this Plan.  The Client and the Custodian shall give a written confirmation within five Working Days from receipt of the report of liquidation of the Client Assets if they have no objection thereto.  If they have any objection, they shall raise such objection in writing within five Working Days from receipt of the report of liquidation of the Client Assets.  If both the Client and the Custodian have no objection to the report of liquidation of the Client Assets, the Custodian and the Manager shall be released from their responsibilities with respect to the matters listed in the liquidation report.  The Manager shall file the liquidation results with the Asset Management Association of China and report to the local counterpart of the CSRC within five Working Days from the completion of liquidation of this Plan.

2.                 The Manager shall realize the Client Assets in whole by the date of liquidation, and complete the handover of the Client Assets within three Working Days upon confirmation by the Client and the Custodian of the liquidation report by handing over the Client Assets to the Client after deduction of single asset management fees as agreed hereunder.  If there are any unrealizable non-cash assets in the Client Assets, the Client shall have the right to request the Manager to refund such assets on an “as is” basis after deduction of costs and liabilities required to be borne by the Client Assets; the Client may also opt to extend the management period until the completion of realization of all the assets, and the Manager will realize all the non-cash assets immediately after they become realizable.

3.                 From the date of liquidation of the Client Assets to the date of handover of such assets, the Custodian shall continue to perform the custody responsibilities specified in this Contract.  During such custody period, no Party shall use such property.  Any gains generated during the custody period shall belong to the Client Assets, and custody fees incurred shall be borne by the Client Assets held in custody.  The collection of custody fees during such custody period shall be separately determined by the Custodian and the Client through consultation.  If the Client Assets cannot be transferred due to any reason attributable to the Client, the Custodian and the Manager may handle the issue in accordance with relevant laws and regulations after consultation.

(VII) Liquidation of Part of Assets upon Expiration

If during the term of this Asset Management Plan, part of any non-standard assets invested in by such plan become mature or terminated or the Client exits from part of any such assets, the Manager may, upon the request of the Client, liquidate such part of non-standard assets, and distribute them to the Client in the form of monetary fund, provided that no early exit or disguised early exit by the Client from this Asset Management Plan is allowed.  The Manager shall distribute to the Client the realized assets under the Asset Management Plan remaining after liquidation, net of relevant liquidation fees, taxes and other liabilities.  During the liquidation period, the Manager may conduct liquidation for several times according to liquidation arrangement and investor service requirements.

If it is otherwise provided for in relevant laws, regulations or required by the regulatory authorities, such laws, regulations or requirements shall prevail.

VI.           Investment Policies and Changes

(I) Product Type and Investment Objectives

This Product is a fixed-income single asset management plan.

This Plan is specially used to help promising listed companies to solve the difficulty of financing, better serve the real economy and support the high-quality development of the private-owned economy.

(II) Investment Scope and Proportion

1. Investment Scope

(1) Stock-pledged repurchase transactions (as the lender), in which the underlying securities of the borrower are those of STO Express (002468.SZ).  The Custodian shall not monitor the matters relating to the lender and the borrower.

The Client agrees and authorizes the Manager to participate in repurchase transactions in which the stocks listed on the Shanghai Stock Exchange and the Shenzhen Stock Exchange are pledged.  When the Client agrees and authorizes the Manager to participate in repurchase transactions in which the stocks listed on the Shanghai Stock Exchange and the Shenzhen Stock Exchange are pledged: the Manager shall examine the qualifications of the borrower and execute the Stock-pledged Repurchase Transaction Business Agreement and relevant transaction agreements and documents (collectively, the “Transaction Documents”) with the borrower and Huatai Securities Co., Ltd. on behalf this Plan; the Manager shall perform all provisions under relevant Transaction Documents entered into in connection with the stock-pledged repurchase business on behalf of the Client; the Manager shall be registered as the pledgee, and the Manager shall entrust Huatai Securities Co., Ltd. to handle, supplement and release stock pledge, collect fruits, preserve the collateral, report transactions, conduct mark-to-market management, take action against the breaching pledgor or the borrower and deal with other matters in accordance with the Transaction Documents and manage the Client Assets pursuant to the business agreement.  The maturity date of the stock-pledged repurchase transaction invested by this Single Plan shall be no later than the expiration date of the management period of this Single Plan.

The borrower of the stock-pledged repurchase project invested by this Single Plan may use the funds borrowed by it to repay its stock-pledged financing liabilities owed to the parent company of the Manager.

2. Investment Proportion

The market value of fixed-income assets (stock-pledged repurchase transactions (as the lender), in which the underlying securities of the borrower are STO Express

(002468.SZ)) represents 80%-100% of the total value of the assets under this Plan.

Subject to laws and regulations or requirements of regulatory authorities, the Client, the Manager and the Custodian may adjust the investment scope of this Plan through consultation after the performance of appropriate procedures.  The Client, the Manager and the Custodian shall enter into a supplementary agreement in advance if the Client Assets are invested in the products other than those set forth herein.

The position opening period shall commence from the establishment date of this Plan and shall not exceed 6 months.  Investment activities during the position opening period shall conform to the investment direction set forth herein and risk and income characteristics of the Asset Management Plan, except for investment in bank demand deposits, treasury bonds, central bank bills, policy financial bonds, local government bonds, money market funds and other investment products approved by the CSRC for the purpose of cash management.  The Custodian shall not monitor the position opening period.

After the end of the position opening period, the investment portfolio proportion of this Plan shall comply with the foregoing provisions.  If any investment under the Asset Management Plan fails to reach the investment proportion stipulated by laws, administrative regulations and the CSRC or the investment proportion set forth herein due to fluctuations in the securities or futures market, mergers of securities issuers, changes in the scale of the Asset Management Plan and other factors not attributable to the Manager, the Manager shall adjust the investment proportion to meet relevant requirements within fifteen trading days from the Day when illiquid assets are available for sale or transferable or the trading thereof is resumed.  If the Manager fails to complete adjustment during the specified period for special reasons, it shall report to the relevant local counterpart of the CSRC and the Asset Management Association in a timely manner.

The Client hereby agrees and authorizes the Manager to invest the assets under the Asset Management Plan in the securities issued, or underwritten during the underwriting period, by the Manager, the Custodian and their controlling shareholders, actual controllers or other affiliates and the public securities investment funds managed by them.  After the consummation of a transaction, the Manager shall promptly notify the Custodian and the Client, take effective measures to prevent conflicts of interest, protect the legitimate rights and interests of investors and complete reporting or filing procedures in accordance with relevant provisions.  The Client hereby agrees that the funds lent under this Asset Management Plan may be used by the borrower for the repurchase under the self-owned fund repurchase transaction with Huatai Securities Co., Ltd.

(III) Investment Restrictions

The Client Assets hereunder shall be subject to the following investment restrictions:

(1) the total amount of the funds invested in the same non-standard credit asset by all asset management plans managed by the Manager shall not exceed RMB30 billion;

(2) the stocks issued by a single listed company jointly held by all asset management plans managed by the Manager shall not exceed 30% of the tradable stocks of such listed company;

(3) the Client Assets shall not be used for investment possibly bearing unlimited liabilities, nor shall they be used for the purpose of loans or external guarantees;

(4) the Client Assets shall not be invested, directly or indirectly, in the projects that fail to comply with national industry policies and environmental protection policies (other than investment in the securities market), including, without limitation:

(a) investment projects that have been listed in the catalogue of eliminated industries newly issued by the National Development and Reform Commission;

(b) investment projects that violate the requirements of national environment protection policies;

(c) upon looking-through inspection, any of the foregoing investment projects becoming the ultimate investment target of this Plan;

(5) this Asset Management Plan shall not violate the provisions hereof regarding investment scope, strategies and proportion;

(6) investment shall be made prudently in the areas where the government fails to acknowledge or cancels relevant letters issued, economic capability and credibility are poor, and the government fails to actively maintain its local reputation;

(7) other investment restrictions or prohibitive requirements imposed by laws and regulations or the CSRC, the China Banking and Insurance Regulatory Commission (the “CBIRC”) and other regulatory authorities shall be complied with;

(8) this Plan shall not reinvest in asset management products other than public securities investment funds.

If a national regulatory authority promulgates the latest regulatory provisions, this Contract shall be implemented in compliance with the latest regulatory provisions.

The Custodian shall only conduct supervision of the investment scope, while the investment proportion and restrictions shall be supervised by the Manager on its own.

(IV) Changes in Investment Policies

The Client and the Manager may change the aforesaid investment policies through consultation, and changes in investment policies shall be made in writing and sent to the Custodian.  In the case of changes in investment policies, necessary time shall be reserved for the Manager and the Custodian to make adjustment.

(V) The Parties acknowledge that all notices, instructions, explanations and return receipts shall be valid if sent by facsimile or email with attached scanned copies to the other Parties during the process of investment transaction, provided that originals shall be exchanged for record within five Working Days after the consummation of the transaction.  If any original is inconsistent with the facsimile (or the scanned copy) or any Party fails to deliver any original in accordance with this Contract, the Parties unanimously agree that the facsimile (or the scanned copy) received previously shall prevail and all losses caused to the Client Assets shall be borne by the Party that has sent the facsimile (or the scanned copy).

VII.      Appointment and Change of Investment Manager

1.                 The investment manager of the Client Assets shall be appointed by the Manager.

2.                 The Manager may change the investment manager according to the need, provided that it shall notify the Client of the change by email or in writing on the date of change.

VIII. Issuance, Confirmation and Implementation of Fund Transfer Instructions

The Manager shall issue fund transfer and other payment instructions to the Custodian when it utilizes the assets under this Plan, and the Custodian shall implement the instructions of the Manager and handle relevant matters such as fund transfer under the name of the fund.

The instructions issued by the Manager include electronic instructions and paper instructions.

Electronic instructions include the electronic instructions issued by the Manager (including the electronic instructions transmitted by electronic messages and the electronic instructions entered on the Manager’s client side of the online custodian banking) and automatically generated electronic instructions (including the electronic instructions automatically generated on the Custodian’s client side of the online custodian banking in accordance with the predetermined business rules).  Paper instructions include faxed instructions.

Before the operation of the fund, the Manager shall provide the Custodian with the written Instruction Activation Letter (Appendix 8) in advance.  The Instruction Activation Letter shall specify the business type with respect to which the Manager issues electronic instructions, the activation date, the numbers to send and receive faxed instructions under emergency conditions, the telephone numbers for confirmation of instructions, etc.  The Instruction Activation Letter shall be affixed with the specimen seal of the Manager as specified in the written notice of authorization.

(I) Written Authorization Granted by the Manager to Instruction Issuers

The Manager shall notify the Custodian in advance of a written list of the persons who have the right to issue fund transfer instructions and prepare the fund transfer instruction authorization notice regarding Huatai Securities Asset Management Single Asset Management Plan No. 7 as Part of the Securities Industry’s Support for the Development of Private-owned Enterprises (Appendix 5, the “Fund Transfer Authorization Notice”).  The Authorization Notice shall specify the authority granted to the authorized persons and their specimen seals and signatures, the effective date of authorization and the specimen seal and shall be affixed with the common seal of the Manager and signed by the legal representative or authorized signatory of the Manager (if signed by the authorized signatory, the power of attorney signed by the legal representative shall also be attached thereto).  The Manager shall give the Authorization Notice to the Custodian by facsimile or by other means agreed upon with the Custodian and notify the Custodian by telephone at the same time.  After the Manager confirms the Authorization Notice with the Custodian by telephone or by other means approved by the Manager and the Custodian, the Authorization Notice shall become effective at the effective time set forth therein.  The Manager shall deliver the original of the Authorization Notice to the Custodian within three Working Days thereafter.  If the original of the Authorization Notice is inconsistent with the faxed copy received by the Custodian, the faxed copy received by the Custodian shall prevail.

The Manager, the Client and the Custodian shall be obligated to keep the Fund Transfer Authorization Notice confidential and the contents thereof shall not be disclosed to any person other than the authorized persons and relevant operators, unless stipulated by laws and regulations or otherwise required by competent authorities.

(II) Contents of Fund Transfer Instructions

The fund transfer instructions are the fund transfer and other payment instructions issued by the Manager to the Custodian when the Manager utilizes the Client Assets.  The fund transfer instructions issued by the Manager to the Custodian shall specify the cause for payment, time for payment, amount, the beneficiary account and the payment account and shall be signed and sealed by the authorized signatory specified in the Fund Transfer Authorization Notice and affixed with the specimen seal.

(III) Issuance, Confirmation and Implementation Procedures of Fund Transfer Instructions

1. Issuance of Instructions: The Manager shall issue electronic fund transfer instructions or investment instructions to the Custodian by entering such instructions in the online custodian banking system of the Custodian or by means of electronic direct connection.

(1) Online Custodian Banking (including electronic direct connection)

The online custodian banking means the customer service software provided by the Custodian to the Manager on the basis of the Internet so as to realize instruction processing, data transmission, business inquiry, delivery of materials, information service and other straight-through processing between the Manager and the Custodian.

The Manager and the Custodian shall otherwise enter into the Online Custodian Banking Service Agreement of China Merchants Bank, and specific matters shall be governed by such agreement.

The Manager shall not deny the validity of the instructions issued by it through online custodian banking.

(2) Under emergency conditions, the Manager shall issue fund transfer instructions by facsimile as emergency measures after it gives a prior notice to the Custodian and explains reasons therefor.

The Manager shall not deny the validity of the instructions issued by it from the specified fax numbers.

With respect to the faxed instructions issued by the Manager from the fax number other than the specified fax numbers, the Custodian shall use a recording telephone to dial the telephone numbers for confirmation of instructions as specified in the Instruction Activation Letter to verify with the Manager the date, number and type of instructions, name of payment product, name of the payee, amount, purpose, etc.

If any of the numbers to receive faxed instructions is changed or added, the Manager shall provide the updated Instruction Activation Letter to the Custodian in advance.

(3) Transmission of Fund Transfer Instruction Attachments

Simultaneously with the issuance of instructions to the Custodian, the Manager shall provide relevant contracts, transaction vouchers or other supporting materials through online custodian banking or from the specified fax numbers or the specified email addresses to send instruction attachments as set forth in the Instruction Activation Letter.  The Manager shall be responsible for the truthfulness, validity, completeness and legality of such materials.

The Manager shall not deny the validity of instruction attachments sent through online custodian banking or from the specified fax numbers or the specified email addresses.

When the Manager issues instructions, it shall ensure that there is sufficient balance of funds in the relevant payment account and necessary time shall be reserved for the Custodian to implement instructions.

With respect to subscription of new shares and new bonds and other offline public issuance, the Manager shall issue instructions to the Custodian prior to 10:00 on the offline subscription payment date.

With respect to the deposit and withdrawal of funds in futures trading, the Manager shall issue instructions to the Custodian two hours prior to the deadline for the deposit and withdrawal of funds on the trading Day.

With respect to trading on exchange, before the first trading on exchange, the Manager shall confirm the completion of setup of participant business unit and shareholder code with the Custodian.

With respect to the interbank business, the Manager shall send interbank trade tickets and relevant fund transfer instructions to the Custodian prior to 15:00 on the trading Day.  The Manager shall conduct interbank transactions of the fund only after it confirms the completion of setup of certificate and authority with the Custodian.

With respect to the exercise of call warrants on the Shanghai Stock Exchange, the Manager shall notify the Custodian in writing of the exercise price and fees required to be paid prior to 15:00 on the exercise date and the Custodian shall pay the same to the account designated by the China Securities Depository and Clearing Corporation Limited prior to 16:00.

With respect to the trading instructions for payment at the specified time, the Manager shall issue such instructions to the Custodian two hours in advance; with respect to the instructions issued by the Manager to the Custodian after 15:00, the Custodian shall not guarantee the payment on the same Day.

2. Confirmation of Instructions: The Manager shall have the obligation to confirm instructions with the Custodian by telephone after it issues the instructions.  Instructions shall be deemed to be served on the Custodian when the Custodian confirms the successful receipt of the instructions.  The Manager shall not deny the validity of the instructions issued in accordance with the Authorization Notice.

3. Implementation of Instructions: After the Custodian confirms the receipt of the instructions issued by the Manager, the Custodian shall carry out formality examination of the instructions, verify the completeness of instruction elements, examine the consistency of the seals and signatures affixed to the faxed instructions with the specimen seals and signatures and promptly implement the instructions during the specified period after the instructions are found accurate upon examination.

Under normal circumstances, the Custodian shall carry out the deposit and withdrawal of funds through the bank-futures account transfer system of the futures clearing bank according to the instructions for the deposit and withdrawal of funds issued by the Manager.

In the case of failure of the bank-futures account transfer system of the futures clearing bank and other emergencies, the Manager may manually carry out the deposit and withdrawal of funds.

With respect to the manual implementation of the non-bank-futures account deposit and withdrawal of funds, the Manager shall notify the futures company of the deposit of funds after the Custodian transfers funds to the account designated by the futures company through the online banking system of the clearing bank according to the fund transfer instructions provided by the Manager, and the Manager shall notify the futures company of the withdrawal of funds and then issue instructions to the Custodian and the Custodian shall transfer funds to the Custody Account through the online banking system of the clearing bank according to the fund transfer instructions provided by the Manager.

After the completion of the withdrawal or deposit of funds in futures trading, the Manager shall inquire the withdrawal or deposit of funds through its trading system or terminal system.

In the event of the non-implementation of instructions, if the Manager cancels the instructions, it shall specify “invalid” on the original instructions and affix with the specimen seal, send such instructions as signed and sealed by the authorized persons to the Custodian by facsimile and notify the Custodian by telephone.

(IV) Circumstances under which the Manager Issues False Instructions and Handling Procedures

The circumstances under which the Manager issues false instructions include the situations where an instruction issuer has no right to issue instructions or issues instructions beyond the scope of authority, the closing information is false or important information in the instructions is unclear or incomplete.

When the Custodian finds that the instructions issued by the Manager are false in the performance of its supervision function, it shall refuse to implement such instructions and promptly notify the Manager of rectification.

(V) Changes in the Authorization Notice

If the Manager changes the Authorization Notice (including, without limitation, change of instruction issuers, contact information, specimen seals and signatures, etc.),

it shall notify the Custodian at least one Working Day in advance; the document evidencing the changes in the Authorization Notice shall be affixed with the common seal of the Manager and signed by the legal representative or authorized signatory of the Manager (if signed by the authorized signatory, the power of attorney signed by the legal representative shall also be attached thereto).  The Manager shall send the document evidencing the changes in the Authorization Notice to the Custodian by facsimile or by other means approved by the Manager and the Custodian and notify the Custodian by telephone at the same time.  After the Manager confirms the notice on change of authorized persons with the Custodian by telephone or by other means approved by the Manager and the Custodian, the notice shall become effective at the effective time set forth therein and the original Authorization Notice shall become invalid at the same time.  The Manager shall deliver the original of the notice to the Custodian within three Working Days thereafter, and if the original is inconsistent with the facsimile, the facsimile shall prevail.

(VI) Custody of Instructions

If instructions are sent by facsimile, the Manager shall keep the original while the Custodian shall keep the faxed copy.  In the case of any inconsistency, the faxed copy received by the Custodian shall prevail.

(VII) Relevant Liabilities

If clearing of funds fails to be promptly completed due to the reason that the Manager issues instructions to the Custodian when the Manager fails to have sufficient funds, the losses caused thereby shall be borne by the Manager.  If clearing of funds fails to be promptly completed or the trading fails because of delayed transmission, failure to reserve adequate time for implementation or failure to promptly confirm instructions with the Custodian due to reasons attributable to the Manager, the losses caused thereby shall be borne by the Manager.  If the Custodian correctly implements the valid instructions issued by the Manager but the assets under a collective plan suffer from losses, the Custodian shall not bear any form of liabilities.  If, in the normal business acceptance channel and within the time limit specified in the instructions, the assets under a collective plan suffer from losses because of failure to promptly or correctly implement lawful instructions due to reasons attributable to the Custodian, the Custodian shall bear corresponding liabilities, except for force majeure.

The Custodian shall perform formality examination duties in accordance with relevant provisions of this Contract.  If the instructions issued by the Manager are unauthorized, fraudulent or falsified in fact or the Manager fails to provide the Authorization Notice in a timely manner, the Custodian shall not bear the losses caused to the Manager or assets of the fund or any third party by its implementation of relevant instructions or refusal to implement relevant instructions and all liabilities shall be borne by the Manager, except for the losses caused by the Custodian’s implementation of instructions without performing formality examination obligation in accordance with this Contract.

IX.          Trading, Clearing and Settlement and Fund Reconciliation

(I) Clearing and Settlement of Non-exchange Trading Funds

If clearing is conducted for the funds involved in the over-the-counter investment, the Custodian shall transfer funds in accordance with the instructions of the Manager and relevant investment documents.

(II) Clearing of Exchange Market Funds

The Custodian and the Manager shall establish a third party depository business relationship for the Custody Account and the Securities Transaction Fund Account, and the Client shall give necessary cooperation.  During the term of this Contract, fund clearing relating to the exchange market can be conducted between the Custody Account and the Securities Transaction Fund Account through a third party depository business platform.

1. Transfer from the Custody Account to the Securities Transaction Fund Account

The Manager shall issue instructions to the Custodian prior to the instruction issuance time requested by the Custodian, the instructions shall specify the time and amount of the bank—securities account transfer, and the Custodian shall make preparation accordingly.

The Custodian shall promptly transfer the corresponding amount from the Custody Account to the Securities Transaction Fund Account according to the fund transfer instructions issued by the Manager.

2. Transfer from the Securities Transaction Fund Account to the Custody Account

The Manager shall issue instructions to the Custodian prior to the instruction issuance time requested by the Custodian, and the instructions shall specify the time and amount of the bank—securities account transfer, as well as the reservation number, if necessary; the Custodian shall complete withdrawal formalities through the bank—securities account transfer system according to the instructions and the reservation number (if any) provided by the Manager and shall transfer the requested amount from the Securities Transaction Fund Account to the Custody Account prior to the payment time required by the fund transfer instructions.

(III) Clearing and Settlement of Other Funds

If clearing of funds is conducted for the payment of taxes, the Custodian shall transfer funds in accordance with the instructions of the Manager and relevant documents (if any) after the Custodian verifies the consistency of the payment purpose with this Contract.

(IV) Implementation of Fund Transfer Instructions

The Custodian shall implement the fund transfer instructions of the Manager without undue delay during the specified period after the instructions are found accurate upon examination.  If the Custodian finds that the fund transfer instructions issued by the Manager violate laws or regulations or exceed the positions available, it shall refuse to implement such instructions and immediately notify the Manager in writing and request the Manager to change or cancel relevant instructions; if the Manager fails to change or cancel relevant instructions after the Custodian gives the aforesaid notice, the Custodian shall refuse to implement such instructions and report to the CSRC.

Fund transfer instructions shall be issued in accordance with the procedures set forth in Article IX of this Contract.

(V) Reconciliation of Fund Accounts

The Manager and the Custodian shall make reconciliation of the funds involved in the Client Assets on a daily basis and verify the balance of funds, trading amount and clearing amount for the T Day on the T+1 Day to ensure the consistency of their accounts.

(VI) Confirmation of Balance of Available Funds

The Manager may apply to the Custodian for the availability of online custodian banking function of the Custody Account so as to inquire the cash flow of the Custody Account.

X.     Valuation of Client Assets

(I) Total Value of Client Assets

Total Value of Client Assets means the total value of all assets generated as a result of investment by the Client Assets.

(II) Net Value of Client Assets

Net Value of Client Assets means the net asset value after liabilities are deducted from the Total Value of Client Assets.  The Net Value of Client Assets shall be kept to two decimal places and rounded to three decimal places.

(III) Valuation Methods

The Client Assets shall be priced as follows:

(1) Valuation Method for Monetary Funds

① With respect to the domestic over-the-counter money market funds invested, the valuation shall be calculated according to the income per 10,000 fund shares published by relevant fund management company for the trading Day immediately before the valuation date.

② With respect to the domestic exchange traded money market funds invested, the valuation shall be carried out according to the net value of fund share on the valuation date as disclosed by the funds invested; if any of the funds invested discloses the income per 10,000 (100) fund shares, the valuation shall be calculated according to the income per 10,000 fund shares published by relevant fund management company for the trading Day immediately before the valuation date.

(2) In the event that the funds invested fails to publish the net value of fund share, carries out conversion or split, is not traded on the valuation date or falls under other special circumstances, the Manager shall carry out valuation in accordance with the following principles:

① With respect to valuation carried out according to the net value of fund share, if the valuation frequency of the fund invested is consistent with that of this Product but the net value of fund share fails to be published for the valuation date, the newly published net value of fund share shall serve as the basic valuation.

② With respect to valuation carried out according to the closing price of the fund invested, if there is no trading on the valuation date and no material change occurs in the market environment after the latest trading Day, the valuation shall be carried out according to the closing price on the latest trading Day; if there are material changes in the market environment after the latest trading Day, the latest net value of fund share may be used as the basis or reference may be made to the prevailing market price of similar investment products and factors of the material change to adjust the latest trading market price and determine the fair value.

③ If the fund invested distributes dividends, excludes rights or carries out conversion or split during the period from the previous valuation date to the current valuation date, the fair value shall be reasonably determined according to the net value of fund share or the closing price, the dividend amount of each fund share, the proportion of conversion or split, positions and other factors.

④ When the Manager deems that the valuation carried out in accordance with items ① to ③ above is unfair, it shall negotiate with the Custodian to adopt reasonable valuation techniques or valuation standards to determine the fair value.

(3) Bank deposits shall be carried at cost, and interest shall accrue at the agreed deposit rate on a daily basis during the actual holding period by taking the balance of deposits by the close of business of the bank on the same Day as the base.

(4) Valuation of Fixed-income Assets

① With respect to fixed-income products listed for trading or quoted for transfer on a stock exchange market, unless otherwise stipulated, the valuation shall be calculated according to the valuation price of corresponding product as published by a third party valuation firm (CSI Bond Valuation) in principle.  Detailed provisions are as follows:

With respect to fixed-income products that are traded at net price, the valuation shall be carried out according to the net price of corresponding product as provided by a third party valuation firm on the valuation date for the same Day;

With respect to fixed-income products that are not traded at net price, the valuation shall be carried out according to the full price provided by a third party valuation firm on the valuation date minus the interest accrued on the bonds on the valuation date;

With respect to listed and traded convertible bonds, the valuation shall be carried out according to the closing price on the valuation date minus the interest accrued on the bonds as included in the closing price.

② With respect to the fixed-income products that are initially issued and unlisted, valuation techniques shall be adopted to determine the fair value; where it is hard to reliably measure the fair value by using valuation techniques, they shall be valued at cost.

③ The valuation of fixed-income products on the interbank market shall be calculated according to the price of corresponding product as provided by the China Central Depository & Clearing Co., Ltd. for the same Day.

④ Where the same securities are simultaneously traded on two or more markets, they shall be valued respectively according to the market where they are traded.

The valuation method for asset-backed securities is as follows:

1) With respect to asset-backed securities quoted for transfer on a stock exchange market, valuation techniques shall be adopted to determine the fair value; where it is hard to reliably measure the fair value by using valuation techniques, if cost can approximately reflect the fair value, they shall be valued at cost, the appropriateness of the above practice shall be appraised continuously and proper adjustment shall be made in the case of changes in circumstances;

2) The valuation of asset-backed securities that are traded on the interbank market shall be calculated according to the price of corresponding product as provided by the China Central Depository & Clearing Co., Ltd. for the same Day.

3) In the case of the latest national provisions, the valuation shall be carried out in accordance with such provisions.

(5) Valuation Method for Stock-pledged Repurchase Transactions

① Investment of stock-pledged repurchase transactions shall be carried at cost in the absence of abnormal conditions, repurchase expenses shall not be included in cost, and interest shall accrue at the agreed interest rate for repurchase on a daily basis during the actual holding period.

② Handling of Abnormal Conditions

A.  Early Repurchase in Stock-pledged Repurchase Transactions

The agreed interest rate for early repurchase is consistent with that for repurchase at maturity, and the valuation of the Asset Management Plan shall not be affected.

B. Delayed Repurchase in Stock-pledged Repurchase Transactions

If the interest rate for delayed repurchase is inconsistent with that for repurchase at maturity, the Manager and the Custodian shall take overall consideration of effect on the valuation and jointly determine the valuation method.  In principle, the valuation shall be carried out as follows: interest shall accrue at the interest rate for delayed repurchase during the period from the date of delayed repurchase to the maturity date of delayed repurchase.

During the period from the issuance of initial transaction instructions to the issuance of delayed repurchase instructions by the borrower, with respect to the differences in the funds payable as a result of the inconsistency between the agreed interest rate in the original stock-pledged repurchase transactions and the interest rate for delayed repurchase, the valuation shall be amortized according to the straight-line method on a daily basis during the delayed repurchase period from the date of issuance of delayed repurchase instructions.

C. Valuation Method for the Portion in Breach in Stock-pledged Repurchase Transactions

If conclusive evidence shows that the borrower commits a breach and the regular valuation cannot objectively reflect the fair value of the assets, the Manager may, according to the specific circumstances, carry out the valuation by adopting the method that can best reflect the fair value of the assets after the consultation with the Custodian on the basis of a comprehensive consideration of various factors such as the market trading price, market quotes, liquidity and yield curve.

(6) If the value of the assets invested is affected by additional relevant agreements or documents executed in connection with investment activities under this Plan, the valuation of such assets shall be adjusted in accordance with relevant provisions of such agreements or documents.

(7) Valuation Method for Stocks

① Listed tradable stocks shall be valued at the closing price on the valuation date on the stock exchange where they are listed and traded; if there is no trading on the valuation date, and no material event that affects the measurement of the fair value takes place after the latest trading Day, the valuation shall be carried out according to the closing price on the latest trading Day; if there is no trading on the valuation date, and a material event that affects the measurement of the fair value takes place after the latest trading Day, reference shall be made to relevant provisions of regulatory authorities or industry associations to adjust the closing price on the latest trading Day and determine the fair value.

② Valuation of Unlisted Stocks

A. With respect to the stocks that are initially issued and unlisted, valuation techniques shall be adopted to determine the fair value; where it is hard to reliably measure the fair value by using valuation techniques, they shall be valued at cost;

B. With respect to the unlisted stocks issued as a result of bonus issue,

conversion of capital reserves into share capital, allotment and public issuance of additional new shares, the fair value shall be determined at the closing price of the same stock listed on the stock exchange on the valuation date or the closing price on the latest trading Day;

C. With respect to the stocks issued with a definite lock-up period, including, without limitation, the privately placed stocks, shares issued to the shareholders of a company in initial public offering and stocks obtained through block trading with a lock-up period, the fair value shall be determined in accordance with relevant provisions of regulatory authorities or industry associations;

After the same stocks are listed and traded on a stock exchange, the fair value shall be determined by making reference to the valuation method for listed tradable stocks on the stock exchange.

③ In any circumstances, if the Manager adopts the methods set forth in items ①–② above to carry out valuation of the Client Assets, it shall be deemed to have adopted the appropriate valuation method.  However, if the Manager deems that the valuation of the Client Assets carried out by adopting the methods set forth in items ①–② above cannot objectively reflect the fair value of the Client Assets, the Manager may, according to the specific circumstances, carry out the valuation according to the price that can best reflect the fair value of the Client Assets after the consultation with the Custodian.

(8) If conclusive evidence shows that the valuation carried out by adopting the foregoing methods cannot objectively reflect the fair value of the Client Assets, the Manager may, according to the specific circumstances, carry out the valuation according to the price that can best reflect the fair value of the Client Assets after the consultation with the Custodian.

(9) Valuation techniques means the methods that are agreed upon by the Manager and the Custodian, generally accepted by market participants and proved to be reliable to determine the fair value by prior actual trading prices on the market.  If conclusive evidence shows that the fair value of the assets under this Plan cannot be objectively reflected in accordance with the foregoing provisions, the Manager may, according to the specific circumstances, carry out the valuation by adopting the method that can best reflect the fair value of the assets under this Plan after the consultation with the Custodian on the basis of a comprehensive consideration of various factors such as the market trading price, market quotes, liquidity and yield curve.  The Manager shall post a notice to the Client on its website or the designated promotion website no later than the implementation date of the new valuation method.

If new items are added or existing items are changed, the valuation shall be carried out in accordance with the latest national provisions.  The Manager shall promptly post a notice to the Client on its website or the designated promotion website after the implementation of new provisions.

(10) If mandatorily required by relevant laws and regulations or regulatory authorities, such mandatory requirements shall prevail.  If new items are added, the valuation shall be carried out in accordance with the latest national provisions.

(IV) Valuation Objects

All assets held as a result of investment by the Client Assets.

(V) Valuation Procedures

The daily valuation of the assets under this Plan shall be carried out by the Manager.  After the Manager completes the valuation on the Working Day immediately after each Working Day, it shall verify the consistency with the Custodian through electronic reconciliation.  Review of valuation at the end of a month, in the middle of a year and at the end of a year shall be conducted simultaneously with the verification of accounting records, unless the Manager suspends valuation in accordance with laws and regulations or the contract of this product.  The Manager shall be responsible for disclosure on the designated media.

If there are errors in the valuation carried out by the Manager or the review conducted by the Custodian due to the false data transmitted by the stock exchange or the CSDC, neither the Manager nor the Custodian shall be liable for such errors.

(VI) Suspension of Valuation: The Manager may suspend valuation if it cannot accurately appraise the value of the Client Assets due to any force majeure, provided that the Manager must complete the valuation in accordance with relevant provisions after the conditions to valuation are resumed.

If required by relevant laws and regulations or regulatory authorities, such requirements shall prevail; if there are the latest provisions, the valuation shall be carried out in accordance with the latest provisions.

(VII) Handling of Errors in Valuation

If the Manager or the Custodian finds that the valuation of the assets violates the valuation methods or procedures set forth herein or relevant laws and regulations or fails to fully maintain the interests of the Client, it shall immediately notify the other party, jointly find out the cause and solve it through consultation.

In accordance with relevant laws and regulations, the accountability for the Client Assets shall borne by the Manager.  Therefore, if relevant parties fail to reach an agreement on accounting problems related to the Client Assets after the full discussions on the basis of equality, the opinions given by the Manager shall control.

In the case of an error in the valuation of the Client Assets, the Manager and the Custodian shall immediately correct such error and take reasonable measures to prevent further losses.  When any calculation error accounts to 0.5% of the net value of portfolio assets, the Manager and the Custodian shall immediately report to the Client, specify the measures taken and immediately correct such error after the approval by the Client.

(VIII) Establishment of Asset Books

After the effectiveness of this Contract, the Manager and the Custodian shall establish, enter and keep a whole set of books for the Client Assets separately and independently according to the same bookkeeping methods and accounting treatment principles agreed upon by relevant parties, regularly verify the books of relevant parties and conduct mutual supervision to ensure the security of the Client Assets.  If the Manager and the Custodian have different opinions on accounting treatment methods, the treatment method of the Manager shall control.

If the accounts of relevant parties are found to be inconsistent through reconciliation, the Manager and the Custodian must promptly find out the cause and make correction to ensure that the books and records entered by relevant parties in parallel are fully consistent.

XI.   Income Accrual and Distribution of Client Assets

(I) Composition of Profits

Profits means the balance of interest income, investment returns, income from changes in fair value and other income under a plan after the deduction of relevant expenses.  The realized income under a collective plan means the balance of the profits under the collective plan after the deduction of income from changes in fair value.

(II) Distributable Profits

Distributable profits means the undistributed profits under a collective plan as of the income distribution reference date and the realized income in the undistributed profits, whichever is lower.

(III) Income Distribution

The laws and regulations involved in the income distribution under this Plan stipulate that relevant taxes payable by the Client in accordance with law shall be borne by the Client by using the Client Assets, and neither the Manager nor the Custodian shall bear withholding and other tax payment obligations.  The income distribution amount shall be calculated by the Manager, while the Custodian does not review the income distribution scheme.  If otherwise required by laws, regulations or regulatory authorities, such requirements shall prevail.  The specific income distribution scheme shall be subject to the actual distribution opinions of the Client and the Manager.

XII.  Increase and Withdrawal of Client Assets

(I) Time for Increase of Client Assets

In principle, this Product shall be operated in a closed-end mode as of the date of start of operation of the Client Assets, and the Client shall pay the Client Assets in a lump sum, i.e. at least RMB2,800,000,000, by March 22, 2019.

(II) Withdrawal Procedures for the Client Assets

No withdrawal application shall be accepted for this Product.

XIII.         Accounting of Client Assets

(I) Accounting Policies

1.                  The accounting year for the Client Assets shall be January 1 to December 31 of each year.

2.                  Renminbi shall be adopted as bookkeeping base currency and yuan as the bookkeeping unit.

3.                  The accounting of the Client Assets shall be conducted in accordance with the Guidelines for Accounting Business of Securities Investment Funds.

(II) Accounting Method

1.                  The Manager and the Custodian shall establish separate accounts and conduct separate accounting for the Client Assets in accordance with relevant laws and regulations.

2.                  The Manager and the Custodian shall keep complete accounts and vouchers, conduct daily accounting and prepare financial statements.

3.                  The Custodian shall regularly verify the accounting of and statement preparation for the Client Assets with the Manager.

XIV.       Expenses and Taxes of Asset Management Business

(I) Types of Expenses of Asset Management Business

1.                  Custody fees to the Custodian;

2.                  Management fees to the Manager;

3.                  Carried interest to the Manager;

4.                  Bank charges for transfer and payment of the Client Assets and Custody Account maintenance fees;

5.                  Other expenses permitted to be charged to the Client Assets by laws, regulations and this Contract.

(II) Expense Accrual Methods, Accrual Standards and Payment Methods

1. Custody Fees to the Custodian

No custody fee shall be charged under this Plan.

2. Management Fees to the Manager

The Manager shall charge management fees for the Asset Management Plan at the annual rate of 0.12% of the net value of the assets under the Asset Management Plan on the preceding day.

K = E × annual management fee rate ÷ actual number of days of the year

K refers to the management fees accrued for the Asset Management Plan on a daily basis;

E refers to the net value of the assets under the Plan on the preceding day.

The management fees shall accrue on a daily basis and shall be paid on a quarterly basis.  Upon verification by the Manager and the Custodian, the Custodian shall pay the management fees out of the assets under this Plan within five Working Days from the first Day of the month following the end of each quarter according to the fund transfer instructions of the Manager.  If the cash assets under the Asset Management Plan are insufficient to pay the current management fees, the payment may be postponed to the Day when there are sufficient cash assets.  No interest shall accrue on overdue management fees, and the management fees shall be paid at the original price.

The bank account designated by the Manager to receive the management fees is:

Account Name: Huatai Securities (Shanghai) Asset Management Co., Ltd.

Opening Bank:

Account Number:

3. Carried Interest to the Manager

Under this Plan, the Manager shall not receive carried interest.

(III) Items Not Included in the Expenses of Asset Management Business

The expenses incurred or losses caused to the Client Assets due to the failure by the Manager and the Custodian to perform or fully perform their obligations and the expenses arising from the handling of matters irrelevant to the operation of the Client Assets shall not be included in the operation expenses of the Client Assets.

(IV) Adjustment to the Management Fees and the Custody Fees

The Manager and the Custodian may adjust the management fees and the custody fees downward through consultation and post a notice on the website designated by the Manager within three Working Days before the implementation of the new rate.  With the consent of the Client, the Manager and the Custodian may adjust the management fees and the custody fees upward through consultation and post a notice on the website designated by the Manager within three Working Days before the implementation of the new rate.  The Manager may adjust the time for the transfer and payment of the management fees and the custody fees according to the cash positions under the Asset Management Plan.

(V) Taxes

Each taxpayer involved in the operation of the Client Assets shall perform its obligation to pay taxes in accordance with national tax laws and regulations.  The Parties agree and acknowledge that the value-added tax and additions to tax relating to the value-added tax involved in the investment, management and operation of this Product (including, without limitation, urban maintenance and construction tax, education surcharge and local education surcharge) shall be borne by the Client Assets and the Client and may be transferred and paid directly to the account of the Manager, and the Manager shall perform relevant tax filing obligation in accordance with the requirements of tax authorities.  The amount of income actually received by the Client may be reduced accordingly.

The bank account used to pay the value-added tax for the asset management product is as follows:

Account Name: Huatai Securities (Shanghai) Asset Management Co., Ltd.

Account Number:

Opening Bank:

(VI) Accrual Method of Other Expenses

Settlement fee and other bank charges incurred by the Custody Account of the Client Assets shall be deducted and transferred by the Custodian directly from the Custody Account without the instructions issued by the Manager.

Handling fee, stamp duty and other relevant securities transaction taxes and fees (if any) incurred in connection with investment made during the existence of the assets shall be deducted directly as transaction costs.

XV.  Information Disclosure Obligation

(I) Information Disclosure to the Client

1. The Client shall provide the Manager with its email address (at legalnotice@hk.alibaba-inc.com) so that the Manager can normally send position details.  The Manager shall send position details to the email address provided by the Client and shall not be liable for failure by the Client to receive the position details due to its failure to normally provide its email address.

2. The Manager shall provide the Client with the annual management report in each calendar year and report the specific operation of the Single Asset Management Plan in the preceding year within four months after the end date of each year.  If a single plan is established less than three months ago or its term is less than three months, the Manager/the Custodian may not prepare the current annual report.

3. The Manager shall provide the Client with the quarterly management report in each calendar quarter and report the specific operation of the Single Asset Management Plan in the preceding quarter within one month after the end date of each quarter.  If a single plan is established less than three months ago or its term is less than three months, the Manager/the Custodian may not prepare the current quarterly report.

4. Interim Reports

The Manager shall ensure that the Client can inquire the investment and operation of the Client Assets at the time and in the manner set forth herein.

When a material event that may affect the interests of the Client occurs, unless otherwise stipulated by this Contract or laws and regulations, the Manager and the Custodian shall promptly inform the Client in writing after the occurrence of the event.  The circumstances covered by interim reports shall include, without limitation:

(1) change of the investment manager;

(2) adjustment to investment policies;

(3) litigation involving the Client Assets;

(4) the management of the Client Assets hereunder by the Manager is subject to investigation conducted by regulatory authorities;

(5) the Manager and its general manager and other senior officers and the investment manager of the Client Assets hereunder are subject to severe administrative penalty imposed by the CSRC, or the persons responsible for the custody business or the custody business department of the Custodian are subject to severe administrative penalty;

(6) other matters stipulated by laws, regulations and the CSRC.

The Custodian shall ensure that the Client can inquire the custody of the Client Assets at the time and in the manner set forth herein.

5. Upon request by the Client, the Manager shall provide or disclose the information of the plan hereunder within five Working Days, including, without limitation, the type of assets actually invested by each of the initial and additional funds of the Client, investment proportion, the custody fees (if any), the management fees (if any), income, etc., and shall provide detailed reports, financial statements (if any), market performance, relevant materials and bills (if any).  The bills shall specify changes in the assets, income and expenses, valuation of the period-end assets and other information.

If the Client requests the provision of other materials, the Manager shall provide or disclose other relevant information and materials of the plan hereunder within five Working Days.

(II) Reports Provided to the CSRC and the Asset Management Association of China

The Manager and the Custodian shall perform reporting obligation in accordance with the requirements of laws, regulations and regulatory authorities.

XVI.       Effectiveness, Alteration and Termination of Asset Management Contract

(I) This Contract shall be formed upon seal by the Client, the Manager and the Custodian or signature and seal by their authorized representatives.

After the formation of this Contract and the transfer of the Client Assets to the Custody Account, the Manager shall notify the Client in writing of the establishment of this Plan by giving the Notice of Payment of Initial Client Assets (in the form of Appendix 1).  The establishment date shall be set forth in the Notice of Payment of Initial Client Assets.

(II) Except for the occurrence of the circumstances described in (IV) below, with the consent of the Client, the Manager and the Custodian, this Contract may be terminated.

(III) The Client, the Manager and the Custodian may modify this Contract or enter into a supplementary agreement through consultation.

(IV) This Contract may be terminated in any of the following circumstances:

1.      this Contract is not renewed upon expiration;

2.      the Parties decide to terminate this Contract through consultation;

3.      if all assets invested by this Plan are terminated upon expiration or early, the Client shall have the right to request the Manager to terminate this Plan;

4.      the asset management business qualification of the Manager is cancelled in accordance with law, or the Manager is dissolved, cancelled or declared bankrupt in accordance with law and no new manager assumes its responsibilities that cannot be performed due to its dissolution, bankruptcy or cancellation and other reasons and no new manager is appointed within six months;

5.      the fund custody qualification of the Custodian is cancelled in accordance with law, or the Custodian is dissolved, cancelled or declared bankrupt in accordance with law and no new custodian assumes its responsibilities within six months;

6.      if the CSRC determines that this Contract violates laws or fails to comply with regulations due to changes in laws or administrative regulations, the Client or the Manager shall have the right to unilaterally terminate this Contract;

7.      the Client is dissolved or cancelled in accordance with law;

8.      other circumstances stipulated by laws, regulations and this Contract.

(V) The Manager shall submit this Contract, the name of the Client and subscription amount, asset payment certificate and other materials to the Asset Management Association of China for filing and copy the local counterpart of the CSRC in its domicile within five Working Days from the establishment date of this Plan.

No investment activities shall be conducted before the filing of the Asset Management Plan is completed, except for investment in the investment products approved by the CSRC for the purpose of cash management.

The Manager shall submit any material change or supplement to this Contract to the Asset Management Association of China for filing and copy the local counterpart of the CSRC in its domicile within five Working Days from the date of such change or supplement.

(VI) If the securities asset management business license of the Manager is revoked by the CSRC in accordance with law or the Manager is ordered to stop business for rectification due to its violation of laws or administrative regulations, or the Manager fails to perform its duties due its suspension of business, dissolution, revocation or bankruptcy and other reasons, it shall properly handle relevant matters in accordance with relevant regulatory requirements.

(VII) If the business hereunder is stopped due to changes in regulatory policies or written or oral requirements of regulatory authorities, the Manager shall have the right to stop investing in the stopped business or early terminate this Contract, and some Client Assets involved in the stopped business hereunder (including the rights and obligations stipulated by relevant contracts entered into in connection with investment) or all the Client Assets after the early termination of this Contract (including the rights and obligations stipulated by relevant contracts entered into in connection with investment) shall be assumed directly by the Client or the third party designated by the Client after the deduction of the management fees, the carried interest (if any), the custody fees and other relevant expenses.

XVII.        Confidentiality

(I) The Manager and the Custodian shall bear confidentiality liability for the Client Assets and relevant information.  Unless otherwise stipulated by laws, regulations and this Contract, neither the Manager nor the Custodian shall disclose or use such information in any manner without the prior written consent of the Client.

(II) If any Party has knowledge of data and information of the other Parties during the performance of this Contract, without the prior written consent of the other Parties, it shall not use such data and information for any purpose other than this Contract, disclose such data and information to a party other than the Parties hereto or allow a party other than the Parties hereto to use such data and information, unless otherwise stipulated by laws and regulations, regulatory and auditing requirements or this Contract.

(III) If a Party discloses relevant information to a party other than the Parties hereto or allows a party other than the Parties hereto to use relevant information with the prior written consent of the other Parties, the Party shall enter into a confidentiality contract with such party.

(IV) This confidentiality obligation shall survive the termination of this

Contract.

XVIII.     Liabilities for Breach

(I) Legal liabilities and consequences arising from the breach by any Party of its representations and undertakings/warranties contained herein shall be solely borne by it.

(II) If any Party fails to perform this Contract or its performance of this Contract fails to comply with the provisions hereof, such Party shall be deemed to commit a breach.  The breaching Party shall be liable to indemnify the direct losses caused to the non-breaching Party thereby.  If two or more Parties commit a breach, the breaching Party shall bear liabilities for breach respectively according to the actual situation, provided that the Parties shall be released from liability in the following circumstances:

1.      force majeure: including, without limitation, fire, earthquake and other natural disasters, abnormal technical system accident due to reasons not attributable to the Manager or the Custodian, changes in policies or regulations and other circumstances;

2.      losses are caused by act or omission committed by the Manager and/or the Custodian in accordance with valid laws and regulations or the requirements of the CSRC or the CBIRC;

3.      losses are caused by exercise or non-exercise of the right to invest by the Manager in accordance with the investment principles set forth herein.

(III) If the performance of this Contract can be continued in the event of breach by one or more Parties, the performance of this Contract shall be continued.

(IV) After a Party hereto commits a breach, the other Parties shall take appropriate measures to prevent further losses.  Reasonable expenses incurred by the non-breaching Party in connection with the prevention of further losses shall be borne by the breaching Party.

XIX.         Governing Law and Dispute Resolution

This Contract shall be governed by the laws of the People’s Republic of China.

Any dispute arising out of the formation, content, performance and interpretation of this Contract or relating to this Contract shall be settled by the Parties through consultation or mediation.  If the Parties are unwilling or unable to settle such dispute through consultation or mediation, any Party shall have the right to institute legal proceedings in a court of competent jurisdiction in the domicile of the Client.

During the dispute resolution period, the Parties shall perform their obligations hereunder and maintain the legitimate rights and interests of the Client.

XX.  Notices and Delivery

(I) The Parties shall give and deliver notices in a reasonable manner according to the contact information set forth in Part IV hereof.  The Parties unanimously acknowledge that the faxed copies or scanned copies sent by facsimile or email shall have the same legal effect as the originals.

(II) Notices shall be deemed to have been delivered to the Party to be notified:

1.                Personal delivery: on the date shown by the receipt signed by the Party to be notified as obtained by the notifying Party;

2.                SF Express: on the Day when the Party to be notified signs the receipt;

3.                Facsimile: on the Day when the Party to be notified receives the facsimile successfully transmitted and confirms the receipt by telephone;

4.                Email: at the time when the email leaves the system of the sender;

5.    If a Party changes its mailing address or contact information, it shall notify the other Parties in writing of such change three Working Days in advance.  If a change takes place within one month prior to the termination of this Contract, the other Parties shall be notified in writing of such change one Working Day in advance.

(III) If the Party that has changed its mailing address or contact information (the “Changing Party”) fails to notify the other Parties of relevant change in a timely manner, the Changing Party shall be liable for the effect and losses caused thereby, unless otherwise stipulated by laws.

(IV) The contact addresses, email addresses, fax numbers and mobile phone numbers set forth herein shall also be considered as the addresses for service of notarial deeds and judicial documents (including, without limitation, complaint/request for arbitration, evidence, summons, notice of response to action, notice to produce evidence, notice of court session, notice of hearing, judgment/award, order, mediation document, notice on performance within a specified time limit and other legal documents during the hearing and enforcement).  Relevant documents shall be deemed to have been validly served if sent by a court of competent jurisdiction or notary authority in writing as set forth herein to such addresses for service.

XXI.         Miscellaneous

In the case of changes in relevant laws and regulations or provisions of regulatory authorities, this Contract shall be governed by such new provisions.

Matters not mentioned herein shall be settled by the Parties hereto through consultation in accordance with relevant laws, regulations and provisions.  This Contract is made in six counterparts, with each of the Manager, the Client and the Custodian holding two copies.  All counterparts shall have the same legal effect.

The Manager and the Custodian acknowledge that they have explained the risks of the single asset management business to the Client and they have not made any undertaking in any manner that there will be no loss of principal of the Client Assets or the Client Assets will generate any minimum return; the Client acknowledges that it has fully understood the content of this Contract and will bear investment risks and losses on its own.

The Client, the Manager and the Custodian shall not agree that the Manager guarantees investment returns generated from the Client Assets or bears investment losses or exclude the Client from bearing investment risks and losses on its own by entering into a supplementary contract, amending this Contract or otherwise.

Client: Alibaba (China) Technology Co., Ltd. (common seal)

Date:

Manager: Huatai Securities (Shanghai) Asset Management Co., Ltd. (common seal)

Legal Representative or Authorized Signatory (signature/seal):

Date:

Custodian: China Merchants Bank Co., Ltd. Suzhou Branch (contract seal)

Legal Representative or Responsible Person (signature/seal):

Date:

Appendix 1: Notice of Payment of Initial Client Assets (Template)

Appendix 2: Transfer Instruction of Manager (Form)

Appendix 3: Letter of Authorization for Client’s Transfer Instructions and Related Business

Appendix 4: Letter of Authorization for Manager’s Transfer Instructions and Related Business

Appendix 5: Notice of Authorization for Custodian’s Business Seal

Appendix 6: Risk Disclosure

Appendix 7: Instruction Activation Letter